Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. Five TEK Park 9999 Hamilton Blvd. Breinigsville, PA 18031

Contact:	Stephen R. Milbourne,	07-20
Manager, Investor Relations

smilbourne@buckeye.com

(800) 422-2825

BUCKEYE PARTNERS, L.P. TO ACQUIRE

REGIONAL PETROLEUM PRODUCTS MARKETING COMPANY

Breinigsville, PA – December 21, 2007. . . Buckeye GP LLC (“Buckeye GP”), the general partner of Buckeye Partners, L.P. (NYSE:BPL) (the “Partnership”), today announced the Partnership has entered into a definitive agreement to acquire all of the equity interests in Farm & Home Oil Company (“Farm & Home”), for cash consideration of approximately $145.5 million.  Farm & Home is a major regional distributor of refined petroleum products in eastern and central Pennsylvania and surrounding areas.  The Partnership expects the acquisition to close in the first quarter of 2008, subject to regulatory approvals and other customary closing conditions.  The Partnership expects to fund the acquisition initially through the use of credit facilities, and on a permanent basis by issuing limited partnership units.

Farm & Home is one of the leading independent fuel distributors in the Mid-Atlantic region.  During the past year, it provided over 550 million gallons of refined petroleum products, including gasoline and distillates, to customers through a network of five terminals and other company-owned distribution assets.  Following closing, Buckeye intends to operate the company on a standalone basis with substantially all of the existing senior management team.

Forrest E. Wylie, Chairman and Chief Executive Officer of Buckeye GP, stated, “We are excited about the opportunity to work with the management team at Farm & Home to grow its business while maintaining Farm & Home’s track record of providing dependable and cost-effective service to its customers.  Since its founding in 1936, Farm & Home has established a solid reputation as a reliable and consistent marketer of liquid

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fuels.  We plan to use Farm & Home’s marketing expertise and systems, along with Buckeye’s financial strength, to facilitate the marketing of petroleum products in Farm & Home’s service area and other areas served by Buckeye’s pipeline and terminal infrastructure.  We expect the purchase transaction to be immediately accretive to the Partnership’s cash available for distribution.”

Lehman Brothers acted as the exclusive financial advisor to the Partnership in connection with the transaction.  The Partnership will discuss the transaction at a conference call scheduled for 11:00 a.m. EST on Thursday, December 27, 2007.  The conference call-in number is 877-307-1996 and the conference ID number is 29043093.  A presentation concerning the transaction will be posted on the Partnership’s website prior to the conference call.

Buckeye Partners, L.P., through its operating subsidiaries, owns and operates one of the largest independent refined petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 5,400 miles of pipeline.  The Partnership also owns and operates 51 refined petroleum products terminals with an aggregate storage capacity of approximately 20.0 million barrels in Illinois, Indiana, Massachusetts, Michigan, Missouri, New York, Ohio, Pennsylvania and Wisconsin, and operates and maintains approximately 2,700 miles of pipeline under agreements with major oil and chemical companies.  For more information about Buckeye Partners, L.P., visit the Partnership’s website at www.buckeye.com.

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This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that the General Partner believes to be reasonable as of today’s date.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond the control of the Partnership.  Among them are (1) adverse weather conditions resulting in reduced demand; (2) changes in rate regulation by the Federal Energy Regulatory Commission; (3) changes in other laws and regulations, including safety, tax and accounting matters; (4) competitive pressures from other transportation services and alternative energy sources; (5) liability for environmental claims; (6) improvements in energy efficiency and technology resulting in reduced demand; (7) the inability to integrate acquired assets successfully with the Partnership’s existing assets and to realize anticipated cost savings and other efficiencies; (8) labor relations; (9) changes in real property tax assessments; (10) regional economic conditions; (11) market prices of petroleum products and the demand for those products in the Partnership’s service territory; (12) disruptions to the air travel system; (13) security issues relating to the Partnership’s assets; (14) interest rate fluctuations and other capital market conditions; (15) construction costs, unanticipated capital expenditures and operating expenses to repair or replace the Partnership’s assets; (16) availability and cost of insurance on the Partnership’s assets and operations; (17) expansion in the operations of the Partnership’s competitors; (18) shut-downs or cutbacks at major refineries that use the Partnership’s services; and (19) the treatment of the Partnership as a corporation for federal income tax purposes or if the Partnership becomes subject to entity-level taxation for state tax purposes.  You should read the Partnership’s Annual Report on Form 10-K, and its most recently filed Form 10-Q, for a more extensive list of factors that could affect results. The Partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today’s date.